Exhibit 23.14

CONSENT OF QUALIFIED PERSON

Dumas Contracting Ltd. has reviewed, approved and taken responsibility for Sections 13.7.1, 13.7.2, 13.7.3, 13.7.4, 13.7.9, 13.7.10, 13.7.11, 13.7.12, 13.7.13, 13.7.14, 15.1.3, 15.1.4 and 23.1.8 (the “Covered Sections”) of the Technical Report Summary titled “Technical Report Summary, Elk Creek Project, Nebraska” with an Effective Date of June 30, 2022 (the “Technical Report Summary”). Dumas Contracting Ltd. hereby consents to the incorporation by reference of the Covered Sections in this Registration Statement on Form S-8 and any and all amendments and supplements thereto (the “Registration Statement”) of NioCorp Developments Ltd. (the “Company”).

Dumas Contracting Ltd. also consents to the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Registration Statement and the Technical Report Summary.

Dumas Contracting Ltd. also consents to any extracts from or a summary of the Covered Sections in the Registration Statement (the “Disclosure”).

Dumas Contracting Ltd. certifies that we have read the Disclosure being filed by the Company and that it fairly and accurately represents the information in the Covered Sections.

Signed and dated this 1st day of October 2025 at Timmins, Ontario, Canada.

/s/ Tony Linton
Tony Linton, FEC, P.Eng.
Director, Engineering & Technical Services
Dumas Contracting Ltd.